UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2015, March 2, 2015

EFACTOR GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 Avenue of the Americas, Suite 5060

New York, NY 10036

(Address of Principal Executive Offices)

(650) 380-8280

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

Securities Exchange Agreement with Magna Equities I, LLC

On March 2, 2015 (the “Issue Date”), pursuant to a Securities Exchange Agreement (the “Securities Exchange Agreement”) between Efactor Group Corp. (the “Company”) and Magna Equities I, LLC (“Magna Equities I”), the Company issued to Magna Equities I a convertible promissory note (the “Magna Equities I Note”) in the aggregate principal amount of $200,000, in exchange for $200,000 of existing debt of the Company that Magna Equities I purchased from third parties.

The Magna Equities I Note accrues interest at a rate of ten percent per annum. All principal and accrued interest under the Magna Equities I Note is due on March 2, 2016. All principal and accrued interest under the Magna Equities I Note is convertible into shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), at a conversion price equal to a 40% discount from the lowest daily trading price in five (5) trading days prior to conversion. At any time during the period beginning on the Issue Date and ending on the date which is ninety (90) days thereafter, the Company may prepay any portion of the principal amount and accrued interest at 135% of such amount upon three (3) days’ written notice to Magna Equities I. In addition, beginning on the date which is thirty (30) calendar days after the Issue Date, Magna Equities I shall be obligated to purchase an additional $200,000 of Magna Equities I Notes every thirty (30) calendar days, up to a total of $1 million in additional purchases, provided that certain conditions are met (including the Company not being in default under the Securities Exchange Agreement) which include, but are not limited to, the following:

(i)The Company has a sufficient number of shares of common stock available to satisfy the Reserved Amount (as such term is defined in Note);

(ii)The Depository Trust Company has not placed a chill on new deposits of the Company’s common stock;

(iii)The price of the Company’s common stock has not traded below $0.01 for any three (3) consecutive trading days prior to the purchase of each Note;

(iv) The Company’s common stock shall have an average daily dollar volume of at least $10,000 per day, which shall be calculated by taking the average of the previous ten (10) trading days (excluding the highest dollar volume day);

(v)The price of the Company’s common stock has not declined more than 50% in the three (3) trading days prior to any scheduled purchase date;

(vi) The Company is not delinquent in its SEC filings; and

(vii) The Company has not been de-listed from its current exchange (or quotation system) during the time that the Magna Equities I Note is outstanding.

Securities Purchase Agreement with Magna Equities II, LLC

Pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) between the Company and Magna Equities II, LLC (“Magna Equities II”), the Company issued to Magna Equities II a convertible promissory note (the “Magna Equities II Note”) in the aggregate principal amount of $175,000. $100,000 was funded on February 27, 2015 and $75,000 was funded on March 2, 2015.

The principal due under the Magna Equities II Note accrues interest at a rate of 12% per annum. All principal and accrued interest under the Magna Equities II Note must be repaid one year from the funding set forth above.

All principal and accrued interest under the Magna Equities II Note is convertible into shares of Common Stock at a conversion price equal to the lesser of (i) a 40% discount from the lowest daily trading price in the five (5) trading days prior to conversion, or (ii) a fixed price of $0.25. Notwithstanding the foregoing, if the volume weighted average price of the Common Stock falls below $0.04 for any trading day (the “Trigger Event”), the Company shall have ten (10) trading days following the date of the Trigger Event to repay the holder the remaining balance of the Magna Equities II Note plus any prepayment and interest, during which period the holder of the Magna Equities II Note shall agree to not convert the Magna Equities II Note at a conversion price less than $0.04 per share of Common Stock. If after the 10 trading days the holder of the Magna Equities II Note has not been repaid in full, the holder shall have the ability to continue to convert the outstanding balance of the Magna Equities II Note as described above. This shall be a one-time restriction on conversion for the holder of the Magna Equities II Note. In addition, beginning on the date which is thirty (30) calendar days after the Issue Date, Magna Equities II shall be obligated to purchase an additional $100,000 of Magna Equities II Notes every thirty (30) calendar days, up to a total of $425,000 in additional purchases, provided that the conditions listed above with respect to the additional purchases of the Magna Equities I Notes have been met.

The issuance of the Magna Equities I Note and Magna Equities II Note were made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(a)(2) of the Act and/or Regulation D since the above transactions did not involve public offerings.

The foregoing summaries of the terms of the Magna Equities I Note, the Magna Equities II Note, the Securities Exchange Agreement and the Securities Purchase Agreement are subject to, and qualified in their entirety by, the agreements and instruments attached hereto as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively, which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

                (d) Exhibits

Exhibit No.	Description
4.1	Form of Convertible Promissory Note issued to Magna Equities I, LLC
4.2	Form of Convertible Promissory Note issued to Magna Equities II, LLC
10.1	Form of Securities Exchange Agreement between the Company and Magna Equities I, LLC
10.2	Form of Securities Purchase Agreement between the Company and Magna Equities II, LLC
99.1	Press Release, dated March 3, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2015

EFACTOR GROUP CORP.

By:	/s/ Adriaan Reinders
Name: Adriaan Reinders
Title: Chief Executive Officer